UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

Cerner Corporation

(Name of Subject Company)

Cerner Corporation

(Name of Person(s) Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

156782104

(CUSIP Number of Class of Securities)

Daniel P. Devers

Executive Vice President and Chief Legal Officer

Cerner Corporation

2800 Rock Creek Parkway

North Kansas City, Missouri

(816) 221-1024

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

James P. Beaubien

Mark D. Gerstein

Christopher R. Drewry

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

(312) 876-7700

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01 and 9.01 of the Current Report on Form 8-K filed by Cerner Corporation on December 22, 2021 (including all exhibits attached thereto) is incorporated herein by reference.